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                             ARTHUR ANDERSEN LLP

                                                                      EXHIBIT 15


To Equifax Inc.:

We are aware that Equifax Inc. has incorporated by reference in this Registration Statement on Form S-8 (related to the Equifax Inc. Employees Thrift Plan) its Form 10-Q for the quarter ended March 31, 1996, which includes our report dated May 13, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                         /s/ Arthur Andersen LLP


Atlanta, Georgia
May 23, 1996